Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Catalyst Biosciences, Inc. 2004 Stock Plan, as amended, and Certain Stand-Alone Stock Option Grants between Catalyst Biosciences, Inc. and certain named individuals, of our reports dated March 16, 2015, with respect to the financial statements of Targacept, Inc. and the effectiveness of internal control over financial reporting of Targacept, Inc. included in Catalyst Biosciences, Inc.’s (formerly known as Targacept, Inc.) Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

August 20, 2015